Exhibit 4.2

Post Effective Amendment

On Form S-8

(No. 333-190348)

AMENDMENT NO. 1 AND ASSUMPTION

OF

AMENDED AND RESTATED

2007 STOCK PLAN

As of November 12, 2013

Corning Natural Gas Holding Corporation, a New York corporation, in connection with the establishment of a holding company structure and the consummation of a share-for-share exchange with Corning Natural Gas Corporation (the "Gas Company") has assumed the Amended and Restated 2007 Stock Plan (as amended hereby, the "Plan") of the Gas Company as of November 12, 2013 (the "Assumption Date") and hereby amends the Plan as of such date as set forth below. The transactions described herein were approved by the then sole shareholder of Corning Natural Gas Holding Corporation as of July 19, 2013, and by the shareholders of the Gas Company on November 6, 2013. Capitalized terms used by not defined herein are used with the meanings set forth in the Plan.

1. In each case where the name "Corning Natural Gas Corporation" is used, the name "Corning Natural Gas Holding Corporation" is hereby substituted.

2. In each case where "Company" is referred to, such reference shall be to Corning Natural Gas Holding Corporation.

3. The definition of "Share" in Section 1(b)xxv is deleted in its entirety and the following definition is inserted in its place:

"Share" means a share of common stock, par value $0.01, of the Company, subject to adjustment as provided in Section 3.

4. Each Award outstanding under the Plan as of the Assumption Date, shall be deemed an Award of or with reference to Shares of Corning Natural Gas Holding Corporation.

5. Each Award Agreement outstanding as of the Assumption Date shall be deemed amended hereby to reflect the changes in the Company and Shares described herein.

6. Except as amended hereby, the Plan remains in full force and effect.